EXHIBIT 4.2

FLOWERS FOODS, INC.

OFFICER’S CERTIFICATE

SEPTEMBER 28, 2016

Reference is made to the Indenture dated as of April 3, 2012, by and between Flowers Foods, Inc. (the “Company”) and Wells Fargo Bank, National Association, as Trustee (the “Indenture”), and the Underwriting Agreement dated September 23, 2016 (the “Underwriting Agreement”), by and among the Company and Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc., as representatives of the Underwriters named therein, relating to the offer and sale by the Company of $400,000,000 aggregate principal amount of its 3.500% Senior Notes due 2026. Capitalized terms used but not otherwise defined in this Certificate or the exhibits thereto shall have the respective meanings given such terms in the Indenture. The undersigned Executive Vice President and Chief Financial Officer, R. Steve Kinsey, hereby certifies pursuant to Section 203 of the Indenture that, on behalf of the Company, there is hereby established a Series of Notes (as that term is defined the Indenture), the terms of which shall be as follows:

(a)	Title: 3.500% Senior Notes due 2026 (the “2026 Notes”).

(b)	Principal Amount: $400,000,000.

(c)	Interest: Interest on the 2026 Notes will be 3.500%, subject to adjustment based on certain ratings events subject to the terms and conditions set forth in the Form of Note attached hereto as Exhibit A (the “Form of Note”). Upon any such adjustment, the Company will promptly notify the Trustee in writing of the adjustment and the effective date therefor. Interest on the 2026 Notes will accrue from September 28, 2016 and will be payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2017.

(d)	Interest Rate Adjustment: The interest rate payable on the 2026 Notes will be subject to adjustments from time to time based on certain ratings events as described and subject to the terms and conditions set forth in the Form of Note attached hereto as Exhibit A under “Interest Rate Adjustment.”

(e)	Form and Denominations: Fully-registered book-entry form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(f)	Form of Note: The 2026 Notes shall be in substantially the form attached hereto as Exhibit A.

(g)	Maturity: October 1, 2026.

(h)	Optional Redemption: Prior to July 1, 2026, the 2026 Notes are redeemable, in whole or in part, at the Company’s option at any time and from time to time under the circumstances described and on the terms specified in the Form of Note attached hereto as Exhibit A under “Optional Redemption.” In addition, on or after July 1, 2026, the 2026 Notes are redeemable, in whole or in part, at the Company’s option at any time and from time to time under the circumstances described and on the terms specified in the Form of Note attached hereto as Exhibit A under “Optional Redemption.”

(i)	Repurchase Upon Change of Control Triggering Event: If a Change of Control Triggering Event (as defined in the Form of Note) occurs, unless the Company has exercised its right to redeem the 2026 Notes in whole, it will be required to make an offer to repurchase all, or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof), of each Holder’s 2026 Notes under the circumstances described and on the terms specified in the Form of Note attached hereto as Exhibit A under “Repurchase Upon Change of Control Triggering Event.”

(j)	Sinking Fund: None.

(k)	Public Offering Price: 99.473% of principal amount of the 2026 Notes, plus accrued interest from September 28, 2016, if settlement occurs after that date.

(l)	Place of Payment: Payments of principal and interest on the 2026 Notes will be made to The Depository Trust Company as the registered owner of the global security.

(m)	Events of Default: Events of Default shall be set forth in Article 6 of the Indenture, as modified by the Form of Note attached hereto as Exhibit A under “Events of Default and Remedies.”

(n)	Cross Default: If an Event of Default with respect to the 2026 Notes shall occur and be continuing, the principal of the 2026 Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture; provided that under Section 6.01(4)(A) and (B) of the Indenture, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates to $50,000,000 or more.

(o)	Restrictive Covenants: As set forth in Article 4 of the Indenture and clauses (p) and (q) below.

(p)	Limitations on Liens: As set forth in the Form of Note attached hereto as Exhibit A under “Limitation on Liens”.

(q)	Limitations on Sale and Leaseback Transactions: As set forth in the Form of Note attached hereto as Exhibit A under “Limitations on Sale and Leaseback Transactions”.

(r)	Defeasance: The Note shall be defeasible as provided in Article 8 of the Indenture, as modified by the Form of Note attached hereto as Exhibit A under “Defeasance”.

(s)	Trustee: Wells Fargo Bank, National Association.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date first written above.

FLOWERS FOODS, INC.

By:	/s/ R. Steve Kinsey
Name:	R. Steve Kinsey
Title:	Executive Vice President and Chief Financial Officer

Exhibit A

Form of Note